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                                                                   EXHIBIT 10(b)

                        LIBERTY VARIABLE INVESTMENT TRUST
                          RULE 12B-1 DISTRIBUTION PLAN

                                                                   June 1, 1999,
                                                         As amended May 30, 2000
                                                              and April __, 2003

         Liberty Variable Investment Trust, a Massachusetts business trust (the Trust) hereby adopts the following distribution plan (the Plan) pursuant to Rule 12b-1 (the Rule) under the Investment Company Act of 1940 (Act) on behalf of the specified Funds named in Appendix 1.

I. Each Fund shall pay a distribution fee at the annual rate of up to 0.25% of its net assets in respect of its Class B shares.

II.      PAYMENTS OF FEES UNDER THE PLAN

         Each Fund shall make all payments of distribution fees under this Plan to the Distributor of Record, Liberty Funds Distributor, Inc. (LFDI), monthly, on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. No Fund shall pay, nor shall a Distributor of Record be entitled to receive, any amount under this Plan if such payment would result in a Distributor of Record receiving amounts in excess of those permitted by applicable law or by rules of the National Association of Securities is Dealers, Inc.

III.     USE OF FEES.

         A Distributor of Record may pay part or all of the fees it receives from a Fund as reimbursements to a participating insurance company (a Company) that has issued qualified variable annuity or variable life contracts (Contracts) for which shares of the Trust serve as investment vehicles, and that provides services to the owners of its Contracts. This provision does not obligate a Distributor of Record to make any payments of distribution fees nor limit the use that a Distributor of Record may make of the fees it receives.

IV.      REPORTING.

         The Distributor of Record shall provide to the Trust's Trustees, and the Trustees shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules. If a Company is an "affiliate" of a Distributor of Record (as that term is defined in the Act), that Distributor of Record shall obtain comparable information from that Company and provide such information to the Trustees.


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V.       OTHER PAYMENTS AUTHORIZED

         Payments by the Trust to a Distributor of Record and its affiliates (including Liberty Advisory Services Corp.) other than as set forth in Section I which may be indirect financing of distribution costs are authorized by this Plan.

VI.      CONTINUATION; AMENDMENT; TERMINATION

         This Plan shall continue in effect with respect to a Fund only so long as specifically approved for that Fund at least annually as provided in the Rule. The Plan may not be amended to increase materially the distribution fee with respect to a Fund without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any Fund at any time as provided in the Rule without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the Trust's Trustees who are not interested persons (as defined under the Act) of the Trust is effected by such non-interested Trustees as required by the Rule.

                        Approved by the Trustees as of the date set forth above:



                          By: _____________________________________
                              Jean S. Loewenberg, Secretary of the Trust


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                                   APPENDIX 1
                              AS OF APRIL ___, 2003
                        LIBERTY VARIABLE INVESTMENT TRUST
                     CLASS B SHARES OF THE FOLLOWING SERIES:

Columbia International Fund, Variable Series
Colonial Small Cap Value Fund, Variable Series
Colonial Strategic Income Fund, Variable Series
Liberty Growth & Income Fund, Variable Series
Liberty All-Star Equity Fund, Variable Series
Newport Tiger Fund, Variable Series
Liberty Select Value Fund, Variable Series
Liberty S&P 500 Index Fund, Variable Series
Columbia High Yield Fund, Variable Series
Columbia Real Estate Equity Fund, Variable Series
Liberty Equity Fund, Variable Series